Exhibit 10.21

Carlisle Companies Incorporated
13925 Ballantyne Corporate Place, Suite 400
Charlotte, NC 28277
Phone: 704-501-1100
Fax: 704-501-1190

David A. Roberts

Chairman, President and Chief Executive Officer

CONFIDENTIAL

January 24, 2008

Mr. Fred A. Sutter

Dear Fred:

I am pleased to offer you employment as a Group President of Carlisle Companies Incorporated (the “Company”).  This letter sets forth the terms and conditions of your employment.

1.             Employment and Position.  Your employment will commence on February    , 2008 (the “Employment Date”).  You will be employed on a full-time basis as Group President reporting to me.  You will be responsible for the operations and financial performance of our tire and wheel and trailer operations.  As discussed, we expect to combine these operations into a single reporting segment.

2.             Compensation and Benefits.

a.               Base Salary.  Your starting annual base salary will be $450,000, payable in accordance with the Company’s regular payroll practices and subject to increase from time to time by the Compensation Committee in its discretion.

b.              Bonus.  You will be eligible to earn an annual target bonus of 75% of your base salary with a maximum award opportunity equal to 150% of target.  Bonus payments are typically made in February based on the prior year’s performance and subject to the discretion and approval of the Compensation Committee.

For 2008, we will guarantee a minimum bonus payment of 33% of your 2008  salary, which is equal to $150,000, payable in February, 2009 to offset any loss you may have from no longer participating in your current employers incentive bonus program.

c.               Long Term Incentive.  Annual grant of stock options, restricted shares and/or other performance awards representing a target value of 150% of salary.

d.              Restricted Share Grant.  As of the Employment Date, you will receive a grant of 20,000 “restricted” shares of Company common stock under the Company’s Amended and Restated Executive Incentive Program (the “Program”).  The restriction on these shares will lapse and will be distributed to you as follows: (i) 4,000 shares on the one-year anniversary of the Employment Date, (ii) 4,000 shares on the second anniversary of the Employment Date, (iii) 4,000 shares on the third anniversary of the Employment Date, (iv) 4,000 on the fourth anniversary of the Employment Date, and (v) the remaining 4,000 on the fifth anniversary of the Employment Date; provided you continue to be employed by the Company on such distribution dates.  The restriction will also lapse if, prior to the third anniversary of the Employment Date, your employment is terminated for other than Cause.  During the period of restriction, you will receive all dividends paid with respect to these shares.

e.               Options.  As of the Employment Date, you will receive a ten-year non-qualified option to purchase 30,000 shares of the Company’s common stock at the closing price of the stock on the Employment Date.  The options will vest as follows: (i) 10,000 option shares on the Employment Date, (ii) 10,000 option shares on the one-year anniversary of the Employment Date, and (iii) the remaining 10,000 option shares on the second anniversary of the Employment Date.  The options will also vest if, prior to the second anniversary of the Employment Date, your employment is terminated for other than Cause.  The option grant is also subject to the term and conditions of the Program.

The restricted share grant described in Section 2(d) and the stock option grant described in this Section 2(e) require the approval of the Company’s Compensation Committee.  I am in the process of arranging for the necessary approval and will advise you upon receipt.

f.                 Cause.  As used in this letter, the term “Cause” means: (i) your falsification of the accounts of the Company, embezzlement or other misappropriation of funds of the Company or other material dishonesty with respect to the Company, (ii) your neglect or refusal to perform your responsibilities as contemplated by this letter; provided such neglect or refusal have continued for a period of 30 days following notice thereof, or (iii) your gross or willful misconduct with respect to the Company.

3.     Employee Benefit Plans.  You will be entitled to participate in all employee benefit plans, from time to time in effect, generally available for Company executives, subject to plan terms and applicable Company policies.   Currently, the Company offers senior executives group health and dental plans, group term life insurance, long-term disability insurance, and a 401(k) plan.  In addition, you will be entitled to participate in the Company’s supplemental pension plan which provides participating executives a cash balance pension benefit.

4.     Change of Control.  You will be entitled to participate in the Company’s executive severance program providing for benefits in the event of the “change of control” defined generally as an acquisition of 20% or more of the outstanding voting shares of the Company or change in the majority of the Company’s Board of Directors.

In the event of a termination of your employment within three years of a “change in control”, you would be entitled to three years compensation, including bonus, retirement benefits equal to the benefits you would have received had you completed three additional years of employment, continuation of all life, accident, health, savings and other fringe benefits, all in accordance with and subject to the terms of the executive severance program.

5.     Relocation Package.  We expect you to relocate to the Charlotte area within 18 months of your Employment Date.  In connection with your relocation, Carlisle will reimburse you for the closing costs attributable to the sale of your current home, including customary brokerage costs, as well as the closing costs attributable to the purchase of a home in the Charlotte area.  In addition, if you are unable to sell your home, Carlisle will offer to purchase your home in accordance with Carlisle’s relocation program.

6.             Vacation.  You will be entitled to 4 weeks of vacation per year.

Fred, if you have any questions, please give me a call.

Sincerely,

/s/ David A. Roberts

David A. Roberts
Chairman, President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Fred A. Sutter
Fred A. Sutter

Date:	January 25, 2008

cc:	Carol P. Lowe, Vice President and Chief Financial Officer
Steven J. Ford, Vice President, Secretary and General Counsel